SECRETARY OF STATE
OCT -3 1988
CORPORATION DIVISION

ARTICLES OF INCORPORATION

OF

COLUMBIA FINANCIAL SERVICES, INC.

13154281

The undersigned, a natural person of the age of eighteen years or more, acting as incorporator under the Oregon business Corporation Act, adopts the following Articles of Incorporation.

1.

The name of this corporation is Columbia Financial Services, Inc. and its duration shall be perpetual.

2.

The aggregate number of shares which the corporation shall have the authority to issue is 10,000 shares of common voting stock.

3.

The address of the initial registered office of the corporation is 3990 SW Collins Way, Suite 205, Lake Grove, OR 97035 and the name of its initial registered agent at such address is Gordon E. Boorse.

4.

The address where the division may mail notices is:

Gordon E. Boorse
3990 SW Collins Way #205
Lake Grove, OR 97035

COLUMBIA FINANCIAL SERVICES, IN
13154281-3789811 NEW

13154281

5.

The name and address of the incorporators are:

Gordon E. Boorse
3990 SW Collins Way #205
Lake Grove, OR 97035

6.

The corporation elects to have preemptive rights for shareholders to subscribe or otherwise acquire any shares of stock of the corporation, or any obligations or securities convertible into or carring options or warrants to purchase shares of stock of the corporation, whether now or hereafter authorized and whether unissued or held by the corporation as treasury stock as more particularly set forth in Section 46 of the Oregon Business Corporation Act of 1987.

DATED: Oct. 3 1988

Gordon E. Boorse Incorporator

PERSON TO CONTACT ABOUT
THIS FILING:

Gordon E. Boorse
636-9392